Exhibit 10.45

September 27, 2017

Re: Promotion

Dear Deborah,

Congratulations on your new and important role with the Company. We wish you much success!

STAAR Surgical has made the following changes in the terms of your employment, effective October 2, 2017.

1.	Your new title will be Chief Financial Officer
2.	Your annual salary will be $335,000
3.	Target Bonus will be 45% of your annual salary
4.	The Board of Directors have approved a grant of 25,000 stock options and 12,500 restricted stock units of STAAR Surgical Company Stock. The grant will be effective and priced on November 13, 2017.
5.	You will report directly to Caren Mason (President and CEO)

Deborah, we appreciate the significant contributions you have made to the Company and look forward to a successful future.

9/27/2017
William Goodmen	Date
VP Global Human Resources

Cc:	Caren Mason